Exhibit 10.4

CERTIFICATE OF OWNERSHIP

Robert Noble and Joanna Tan certify that:

1.They are the president and secretary, respectively, of Casita Enterprises, Inc., a Nevada corporation (the "Corporation").
2.The Corporation owns 100% of the outstanding shares of Envision Solar International, Inc., a California corporation.
3.The board of directors of the Corporation duly adopted the following resolution:

RESOLVED, that the Corporation merge Envision Solar International, Inc., its wholly-owned subsidiary corporation, into itself and assume all of its obligations pursuant to California Corporations Code Section 1110.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

[signature page follows]

Date:	/s/ Robert Noble

March 9, 2010	Robert Noble Chief Executive Officer

/s/ Joanna Tan
Joanna Tan Secretary